CREDIT AGREEMENT


    THIS CREDIT AGREEMENT ("Agreement") is entered into effective the 26th day of September, 1996, by and between TOWER TECH, INC., an Oklahoma corporation ("Borrower"), and BOATMEN'S NATIONAL BANK OF OKLAHOMA
("Lender").

    WITNESSETH:

    WHEREAS, the Borrower has requested a revolving line credit in the amount of $3,800,000.00 which Lender is willing to do subject to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration Of the foregoing, which are incorporated into the body of this Agreement as additional agreements as if set out in full and shall be deemed and held to be contractual in nature and not as mere recitals, and the other terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by Lender, the parties hereto hereby agree as follows:

1.  DEFINITIONS.

        When used herein, the following terms shall have the following meanings:

    "30 Day LIBOR" shall mean the one month rate, as reported in the "Money Rates" section of The Wall Street Journal (Southwest Edition) as the average of interbank offered rates for dollar deposits in the London market based on quotations at five major banks, and shall remain in effect for the next one month interest period. As of September 20, 1996, the 30 Day LIBOR was five and one-half of one percent (5 1/2%). Each change in the per annum interest rate charged under the 30 Day LIBOR shall become effective, without notice (which notice is hereby waived), on the date of each change in the 30 Day LIBOR on the first day of each successive one month interest period. Lender may, from time to time, extend credit to anyone at rates of interest varying from, and having no relation to, the 30 Day LIBOR.

    "Business Day" shall mean any day of the year on which banks are not required or authorized to close in Oklahoma City, Oklahoma.

    "Cash Equivalent Investments" shall mean (i) short-term direct obligations of the United States Government, (ii) readily marketable commercial paper rated Al or better by Standard & Poor's Corporation (or a similar rating by a similar organization which rates commercial paper),
(iii) federally insured negotiable certificates of deposit or bankers acceptances, payable to the order of the Borrower or to bearer, issued by one or more commercial banks or trust companies operating in the United States and (iv) cash deposits maintained by the Borrower at Lender.

    "Code" shall have the meaning assigned to that term in Section 1.3.

    "Collateral" shall mean all property and interest in property, now owned or hereafter acquired by the Borrower upon which a security interest, lien, mortgage or collateral assignment is granted to Lender by the Borrower, whether under this Agreement, the Financing Agreements or under any other documents, instruments or writings executed by the Borrower and delivered to Lender.

    "Credit Purchase Agreement" shall mean that certain Credit Purchase Agreement .of even date herewith executed by OG&E in favor of Lender in the form of attached Exhibit "B".

    "Debt" shall mean with respect to any Person, all liabilities of such Person, including, without limitation, (i) all obligations of such Person which, in accordance with generally accepted accounting principles, would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all rental obligations under leases required to be capitalized under generally accepted accounting principles; (iii) all guarantees (direct or indirect) and other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire or to assure payment of, Debt of others; and (iv) Debt of others secured by a lien, security interest or other encumbrance upon property owned by such Person, whether or not assumed.

    "Default" shall mean the occurrence or existence of any one or more of the following events:

    (a) the Borrower fails to pay any of the Liabilities within five (5) days of the date such Liabilities are due;

    (b) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Agreement or in any of the other Financing Agreements and such failure or neglect continues for more than thirty (30) days after written notice by Lender to Borrower and OG&E provided that such grace period shall not apply to the failure to obtain the written consent of the Lender prior to taking any action described in this Agreement which requires such prior written consent and provided, further, that with respect to any Financing Agreements other than this Agreement, the grace period provided under this clause (b) shall be concurrent with, and not in addition to, any grace period that may be provided under such Financing Agreements;

    (c) any warranty or representation now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified;

    (d) a judgment or order requiring payment in excess of $100,000.00 shall be rendered against the Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days, provided that this clause (d) shall not apply to any judgment with respect to which (i) a stay of enforcement has been entered within such thirty (30) day period or (ii) an appeal, properly bonded, has been taken within such thirty (30) day period;

    (e) a notice of lien, levy, or assessment in excess of $100,000.00 is filed or recorded and shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days with respect to all or a substantial part of the assets of Borrower by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a lien upon all or a substantial part of the Collateral, provided that this clause (e) shall not apply to any such lien, levy or assessment that is being contested by the Borrower in good faith and by appropriate proceedings and for which an adequate reserve is maintained by the Borrower;
all or any material part of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the tenth (10th) day thereafter such assets are not returned to the Borrower and/or such writ, distress warrant or levy is not dismissed, stayed or lifted;

    (g) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is either (i) filed by the Borrower, or the Borrower makes an assignment for the benefit of creditors or Borrower takes any corporate action to authorize any of the foregoing or (ii) instituted against the Borrower and shall not be terminated or discharged within ninety (90) days;

    (h) the Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

    (i) the Borrower materially fails to pay its debts as they become due in the ordinary and usual course of the Borrower's business;

    (i) the Borrower is enjoined, restrained, or in any way prevented (whether by affirmative order, by the suspension of any license, permit or approval to conduct business, or otherwise) by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs, and such order is not dismissed, vacated, withdrawn or otherwise terminated within ninety (90) days of the entry thereof;

    Or) the Borrower shall fail to make any payment due on any other obligation for borrowed money or for the deferred purchase price of property or services, and the effect of such failure shall (i) be to cause or permit the holder of such obligation or a trustee thereof to cause such obligation to become due prior to its date of maturity in the ordinary course of such holder's business and (ii) have a material adverse effect on the business or financial condition of the Borrower;

    (1) the Credit Purchase Agreement shall cease to be in full force and effect or OG&E shall so state in writing;

    (m) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is either (i) filed by OG&E, or OG&E makes an assignment for the benefit of creditors or OG&E takes any corporate action to authorize any of the foregoing or (ii) is instituted against OG&E and shall not be terminated or discharged within ninety (90) days;

   (n) OG&E voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; or

   to) OG&E materially fails to pay its debts as they become due in the ordinary and usual course of OG&E's business.

"Execution Date" shall mean September 26, 1996.

"EBISB" shall have the meaning assigned to that term in Section 5.15.

   "Event of Default" shall mean an event which through the passage of time, or the service or giving of notice, or both would (assuming the action necessary to cure the same is not taken by the Borrower) mature into a Default.

   "Financing Agreements" shall mean all agreements, instruments and documents, including, without limitation, this Agreement, Revolving Note, the Security Agreement, the Financing Statements and all other written matters whether heretofore, now, or hereafter executed by or on behalf of Borrower and delivered to Lender, together with all agreements and documents referred to therein or contemplated thereby.

   "Financing Statements" shall mean those certain UCC-1 Financing Statements executed by the Borrower from time to time in favor of Lender and UCC-3 Amendments to Financing Statements.

   "Liabilities" shall mean all of the Borrower's liabilities, obligations, and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred. acquired, or owing, whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and arising or existing under this Agreement, the other Financing Agreements and/or Revolving Note.

   "LIBOR RATE" shall mean the per annum rate equal to the 30 Day LIBOR plus one percent (1%).

"Monthly Rewrite" shall have the meaning assigned to that term in Section
3.1.

"Pension Plan" shall have the meaning assigned to that term in Section
5.15.

   "Person" shall mean any individual, sole proprietorship, limited liability company, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

   "Revolving Loan" shall mean the revolving loan evidenced by the Revolving Note and governed by the terms set forth in Section 2.

   "Revolving Loan Advance Request" shall mean the written form of request for advances on the Revolving Loan in the form of attached Exhibit "C" to be signed by the Borrower and OG&E.

   "Revolving Note" shall mean the Revolving Note executed by Borrower substantially in the form of attached Exhibit "A" of even date herewith, as the same may be extended, modified or amended from time to time.

   "Security Agreement" shall mean that certain Security Agreement of even date herewith executed by the Borrower in favor of Lender.

   1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles consistently applied.

   1.3 Other Terms Defined in Oklahoma Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Uniform Commercial Code of the State of Oklahoma (the "Code") to the extent the same are used or defined therein.

   2. Revolving Loan. Subject to the terms and conditions, and relying upon the representations and conditions hereinafter set forth, Lender agrees to lend and the Borrower agrees to borrow up to and not to exceed
$3,800,000.00, on a revolving basis as follows (the "Revolving Loan"):

   2.1 Revolving Facility. Subject to the terms and conditions herein, the Borrower may borrow, repay without penalty or premium and re-borrow hereunder up to the maximum of $3,800,000.00; provided, however, each advance must be in increments of $50,000.00 or greater.

   2.2 Advances. Requests by the Borrower for advances under the Revolving Loan for general corporate purposes shall be made in writing in the form of a Revolving Loan Advance Request, submitted no later than 12:00 noon on the requested date of disbursement. Each Revolving Loan Advance Request shall be accompanied by such other documentation as the Lender may reasonably request. Subject to the terms and conditions contained herein, upon receipt of a Revolving Loan Advance Request, the Lender shall deposit the amount requested to be advanced in the Borrower's demand deposit account maintained with the Lender.

   2.3 Maximum Principal Balance of Revolving Loan. The Borrower agrees that if at any time the aggregate outstanding principal balance of the Revolving Loan shall exceed an amount equal to $3,800,000.00, the Borrower shall promptly pay to Lender the amount necessary to eliminate such excess.

   2.4 Interest. The Revolving Note will bear interest on the unpaid principal balance at a rate per annum equal to the LIBOR RATE. Interest on the Revolving Note will be paid monthly commencing September 30, 1996 and continuing on the last day of each month thereafter through maturity. All interest accrued shall be computed on the basis of a year of 360 days, and the actual number of days elapsed in the period in which it accrues. Following the occurrence of a Default, the Borrower shall pay to Lender interest from the date of such Default at the per annum rate of(i) five percent (5%), plus (ii) the LIBOR RATE on the outstanding principal balance of the Liabilities.

   2.5 Maturity. Absent Default, the entire unpaid balance of principal and accrued but unpaid interest owing on the Revolving Note will be due and payable on January 31, 1997.

   2.6 Collateral. Payment of the Revolving Loan and performance of all of the Borrower's obligations under the Financing Agreements will be secured by the Collateral.

   2.7 Term of Revolving Loan. This agreement to fund the Revolving Loan shall be effective for a period beginning on the Execution Date and terminating on the earlier of (i) January 31, 1997, or (ii) termination thereof as set forth in Section 8. All of Lender's rights and remedies under this Agreement shall survive termination until all of the Liabilities under this Agreement and the other Financing Agreements have been paid in full. Upon the effective date of termination of the commitment to fund the Revolving Loan, all of the Liabilities shall become immediately due and payable without notice or demand; provided, however, that if such termination is by reason of an event specified in Section 8, all of the Liabilities shall become immediately due and payable at such time without notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been fully paid and satisfied, Lender shall be entitled to retain its security interest in and to all existing and future Collateral.

   2.8 Origination Fee. Contemporaneous with the execution of this Agreement, the Borrower agrees to pay a non-refundable, origination fee of $25,000 which will be deemed earned by Lender when paid.

   2.9 Repayment. All payments which the Borrower is required to make to Lender under this Agreement or under any of the other Financing Agreements shall be made without defense, set-off and counterclaim and in same day funds and delivered to Lender not later than 2:00 p.m. (Oklahoma City, Oklahoma time) on the date due at Lender's offices located at 211 North Robinson, Oklahoma City, Oklahoma, 73102, for the account of Lender or such other office as shall be designated by Lender in writing; funds received by Lender after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day. The Borrower hereby authorizes Lender to charge its accounts with Lender in order to cause timely payment to be made to Lender of all principal, interest and fees due hereunder (subject to sufficient funds being available in the Borrower's accounts).

   3. COLLATERAL REPORTING AND RELATED REOUIREMENTS. The following are reporting and related requirements for the Collateral and other matters:

   3.1 Monthly Reports. The Borrower shall submit to Lender and OG&E, not later than thirty (30) days following the end of each month, a Monthly Report in the form of attached Exhibit "D", certified by the President, Executive Vice President, Chief Financial Officer, Controller or other authorized officer of the Borrower. Each Monthly Report shall include, as of the closing day for the preceding month: (i) a summary aged trial balance of accounts receivable for the Borrower ("Accounts Trial Balance");
(ii) the amount of the outstanding principal balance of the Revolving Loan;
(iii) a representation by the Borrower that no Default or Event of Default has occurred during such month or, if a Default or Event of Default has occurred during such month, a description of such Default or Event of Default and of the actions the Borrower has taken and intends to take to cure the same; and (iv) a representation by the Borrower that all representations and warranties contained in this Agreement or any of the Financing Agreements remain as true and correct on the date of the Monthly Report as when they were originally submitted to the Lender.

   3.2 Collateral Representations and Warranties. With respect to all Collateral, the Borrower represents and warrants that: (i) it is owned by the Borrower; and (ii) it is not subject to any lien or security interest whatsoever except for the security interest granted to Lender and the Permitted Exceptions as defined in Section 4(viii) herein.

3.3 Collateral Records. The Borrower shall at all times keep correct and accurate records itemizing and describing the kind, type and age of Collateral, the Borrower's cost therefor and accumulated depreciation thereof; and retirements, sales, or other dispositions thereof, all of which records will be available during the Borrower's usual business hours at the request of any of Lender's or OG&E's officers, employees or agents review and inspection and to make extracts therefrom.

   3.4 Safekeeping of Collateral. So long as Lender is not in possession of the Collateral, Lender shall not be responsible for: (i) safekeeping of the Collateral; (ii) any loss or damage to the Collateral; (iii) any diminution in the value of the Collateral; or (iv) any act or Default of any repairman, bailee or any other Person with respect to the Collateral. So long as Lender is not in possession of the Collateral, as between the Borrower and Lender, all risk of loss, damage, destruction or diminution in the value of the Collateral shall be borne by the Borrower.

   4. CONDITIONS TO LENDER'S OBLIGATIONS. Notwithstanding any other provision contained in this Agreement or in any of the other Financing Agreements to the contrary, the obligations of Lender under this Agreement are subject to the satisfaction of all the following:

   (i) Insurance coverage on the Collateral reasonably determined by Lender to be adequate shall have been obtained by the Borrower and loss payable endorsements in form and substance reasonably satisfactory to Lender with respect thereto shall have been executed;

   (ii) Certified copies of the Certificate of Incorporation (as amended), together with a good standing certificate from the Secretary of State of the State of Oklahoma, for both Borrower and OG&E, each to be dated satisfactory to Lender's counsel, shall have been delivered to Lender;

   (iii) Copies of the Bylaws of the Borrower and OG&E, certified by the respective corporate secretary or an assistant secretary shall have been delivered to Lender;

   (iv) Signature and incumbency certificates of the officers of the Borrower and OG&E executing the Financing Agreements;

   (v) Resolutions of either the Board of Directors or the Executive Committee of the Board of Directors of the Borrower and OG&E, certified by the secretary or assistant secretary, approving and authorizing the execution, delivery and performance of each of the applicable Financing Agreements shall have been delivered to Lender;

   (vi) Originally executed copy of a favorable written opinion of Hartzog Conger & Cason, counsel for the Borrower, in substantially the form of attached Exhibit "E";


(vii) Originally executed copy of a favorable written opinion of Rainey, Ross, Rice & Binns, counsel for OG&E, in substantially the form of attached Exhibit "F";

   (viii) Certificates of public officials, bonded abstracters or title search companies satisfactory to Lender relating to the existence of UCC financing statement filings, liens, charges and other encumbrances on the Collateral, except those listed on attached Exhibit "G" (the "permitted Exceptions"), those which exist in favor of Lender or those which are permitted in Section 7.1;

   (ix) Financial statements of the Borrower and OG&E and such other financial information as required by the Financing Agreements or as otherwise reasonably may be required by Lender, all in form satisfactory to Lender;

   (x) The Lender has received the Revolving Loan Advance Request, appropriately executed and with all required information attached; and

   (xi) The Borrower shall have executed, or caused to be executed, and delivered to Lender on or before the Execution Date, the Financing Agreements, including, without limitation, this Agreement, Revolving Note, the Credit Purchase Agreement and the Security Agreement together with such financing statements, certificates, endorsements, opinions and assurances as Lender and Lender's counsel may reasonably request.

   5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that as of the Execution Date, and continuing so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

   5.1 Corporate Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified as a foreign corporation and in good standing in all other states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or business.

   5.2 Borrower's Corporate Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements, the grant to Lender of the security interests and liens contemplated herein and therein, and the performance of the Borrower's obligations hereunder and thereunder: (i) are within the Borrower's corporate powers; (ii) are duly authorized by the Borrower's Board of Directors; (iii) are not in contravention of the terms of the Borrower's Certificate of Incorporation or By-Laws, or of any indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its property is bound; (iv) do not, as of the execution hereof, require any governmental consent, registration or approval; (v) do not contravene any contractual or governmental restriction binding upon the Borrower; and (vi) will not, except as contemplated herein, result in the imposition of any lien, claim, charge, security interest or other encumbrance upon any property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which it or any of its property may be bound or affected.

   5.3 Binding Effect. This Agreement and all of the other Financing Agreements are the legal, valid and binding obligations of the Borrower and are enforceable against the -Borrower in accordance with their respective terms except as the enforceability thereof may be impaired by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

   5.4 Financial Data. The Borrower has delivered to Lender that certain Financial Statement dated May 31, 1996. Such statement was prepared in accordance with generally accepted accounting principles and fairly presents the financial position of the Borrower as of the date thereof. The Borrower does not have any material contingent liability, liability for taxes, long-term lease or long-term commitment, which is not reflected in the foregoing financial statements.

   5.5 Collateral. All of the Collateral is owned by the Borrower, has been fully paid for by the Borrower and is free and clear of all security interests, liens, claims, charges and other encumbrances except liens for current taxes not yet due and payable, those liens created in accordance with this Agreement, the Permitted Exceptions, and those permitted in
Section 7.1.

   5.6 Principal Place of Business. As of the Execution Date, the principal office of the Borrower is located at Rural Route 3, Chickasha, Oklahoma 73023. As of the Execution Date, the books and records of the Borrower are located at the principal office of the Borrower.

   5.7 Tax Liabilities. The Borrower has filed all federal, state and local tax reports and returns required by any law, rule, or regulation to be filed by it except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on the balance sheets of Borrower submitted to Lender in accordance with the terms of Section 61 will be adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Borrower accrued through the date of each such balance sheet. There are no material unresolved questions or claims concerning any tax liability of the Borrower.

   5.8 Loans. Except (i) as disclosed on the financial statements specifically identified in Section 5.4, and (ii) trade payables and other obligations arising in the ordinary course of Borrower's business since the date of the financial statements identified in Section 5.4 there are currently no loans or other indebtedness for borrowed money.

   5.9 Margin Security The Borrower does not own any margin securities and the Revolving Loan advanced hereunder will not be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G of the Board of Governors of the Federal Reserve System.

   5.10 Subsidiaries and Affiliates. As of the Execution Date, the Borrower has no subsidiaries or affiliates except Tower Tech Southeast, a Florida general partnership.

   5.11 Litigation and Proceedings. No judgments are outstanding against the Borrower nor is there now pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened litigation, contested claim, or governmental proceeding by or against the Borrower.

   5.12 Other Agreements. Except as disclosed to Lender, the Borrower is not in default under any contract, lease, commitment or other agreement to which it is a party or by which it is bound. The Borrower knows of no dispute regarding any contract, lease, commitment or other agreement.

   5.13 Employee Controversies. There are no controversies pending or, to the best of the Borrower's knowledge, threatened between the Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of the Borrower.

   5.14 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements and the performance of the Borrower's obligations hereunder and thereunder are not, to the best of Borrower's knowledge, in contravention of any law, order, rule or regulation. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the assets of the Borrower except for laws, orders, rules, regulations and ordinances the violation of which would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or business.

   5.15 Pension Reform Act. No events, including, without limitation, any "Reportable Event" or "Prohibited Transactions", as those terms are defined in the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time (herein, including any and all such amendments, called "ERISA"), have occurred in connection with any "Employee Benefit Plan" (herein called "Pension Plan") of the Borrower which might reasonably be expected to constitute grounds for the termination of any such Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Pension Plan. All of the Borrower's Pension Plans meet the minimum funding standards of Section 302 of ERISA.

   5.16 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement.

   6. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

   6.1 Financial Statements. Except as otherwise expressly provided for herein, the Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with generally accepted accounting principles consistently applied and the Borrower shall cause to be furnished to the Lender and OG&E quarterly unaudited and annual audited financial statements within sixty (60) days of each quarter end and one hundred twenty (120) calendar days of the end of the Borrower's fiscal year prepared by an accounting firm acceptable to Lender, whose opinion shall be unqualified as to scope and otherwise of substance satisfactory to Lender; all in reasonable detail, subject to changes for normal year-end adjustment; and (iii) with reasonable promptness, such other business or financial data as the Lender may reasonably request.

   All financial statements delivered to the Lender pursuant to the requirements of this Section 6.1 (except where otherwise expressly indicated) shall be prepared in accordance with generally accepted accounting principles consistently applied. The Lender shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with Section 6.2, confidential, provided that the Lender may communicate such information (a) to any other Person in accordance with the customary practices of commercial banks relating to routine trade inquiries, (b) to any court or regulatory authority having jurisdiction over Lender, (c) to any other Person in connection with Lender's sale of any participation in the Liabilities, or (d) to any other Person in connection with the lawful exercise of the Lender's rights hereunder or under any of the other Financing Agreements. Borrower authorizes Lender and OG&E to discuss the financial condition of the Borrower with the Borrower's independent public accountants and agrees that such discussion or communication shall be without liability to either the Lender or Borrower's independent public accountants.

   6.2 Inspection. Lender, OG&E or any Person designated by Lender or OG&E in writing, shall have the right, from time to time hereafter, to call at the Borrower's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during reasonable business hours, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from the Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's business or to any transactions between the parties hereto, (ii) to make such verification concerning the Collateral as the Lender or OG&E may consider reasonable under the circumstances, and
(iii) to discuss the affairs, finances and business of the Borrower with any officers or directors of the Borrower.

   6.3 Conduct of Business. Except as contemplated herein, the Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, bonds, franchises, leases, patents, contracts and other rights necessary or desirable to the ordinary conduct of its business, shall continue in, and limit its operations to, the same -general line of business as that presently conducted by it and shall comply with all applicable laws, rules and regulations of any federal, state or local governmental authority, except for such laws, rules and regulations the violation of which would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or business.

   6.4 Claims and Taxes. The Borrower agrees to indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including reasonable attorneys' fees) relating to or in any way arising out of the possession, use, operation or control of any of the Borrower's assets. The Borrower shall pay or cause to be paid all bonding premiums and related taxes and charges, and shall pay or cause to be paid all of the Borrower' real and personal property taxes, assessments and charges and all of the Borrower's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (i) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (ii) such contest does not have a material adverse effect on the financial condition of the Borrower, the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Lender's security interest in the Collateral.

   6.5 Lender's Closing Costs and Expenses. The Borrower shall reimburse Lender on demand for all reasonable expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the financing transaction described herein, including, without limitation, filing and recording fees and the reasonable fees and expenses of the Lender's attorneys and paralegals, whether such expenses and fees are incurred prior to, during or after the Execution Date.

   6.6 Borrower's Liability Insurance. The Borrower shall maintain, at its expense, such public liability and third party property damage insurance in such amounts, with such deductibles and with such coverage as is consistent with the practice of other companies engaged in the same or similar industry as that of Borrower and otherwise reasonably acceptable to Lender.

   6.7 Pension Plans. The Borrower shall (i) keep in full force and effect any and all Pension Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Pension Plans can be terminated without material liability to the Borrower in connection with such termination (as distinguished from any continuing funding obligation) (ii) make contributions to all of the Borrower's Pension Plans in a timely manner and m a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to such plans; and (iv) notify the Lender immediately upon receipt by the Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Pension Plans.

   6.8 Notice of Suit or Adverse Change in Business. The Borrower shall, as soon as possible, and in any event within five (5) days after the Borrower learns of the following, give notice to the Lender and OG&E of (i) any material proceeding being instituted or threatened to be instituted by or against the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and (ii) any material adverse change in Borrower's financial condition results of operations or business.

   6.9 Maintenance of Collateral. The Borrower shall keep and maintain all Collateral in good condition and shall make all necessary replacements thereof so that the value of the Collateral shall at all times be maintained and preserved. The Borrower further agrees to comply with all laws, statutes, rules, regulations and ordinances of any governmental entity, or of any agency thereof, applicable to the Collateral a violation of which, in any respect, may materially or adversely affect the Collateral or the Borrower's business, property, assets, operations or condition, financial or otherwise. The Borrower shall, immediately on demand therefor by the Lender, deliver to Lender any and all evidence of ownership of any of the Collateral.

   6.10 Banking Accounts. The Borrower will maintain a banking account on deposit with the Lender.

   7. NEGATIVE COVENANTS. The Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):

   7.1 Negative Pledge on Collateral. The Borrower will not pledge, mortgage, transfer, sell, grant a security interest in, encumber, convey, hypothecate, assign, exchange, or otherwise dispose of any or all of the Collateral, other than (i) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith and with due diligence by appropriate proceedings, and as to which the Borrower shall, if appropriate under generally accepted accounting principles, have set aside on its books and records adequate reserves; (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;
(iii) the liens and security interests in favor of the Lender under the Financing Agreements; (iv) sales of inventory in the ordinary course of business; and (v) Purchase money security interests granted in connection with the purchase of new equipment as provided in Section 7.3(iv).

   7.2 Negative Pledge on Other Assets. The Borrower will not pledge, mortgage, grant a security interest or lien in, hypothecate, or otherwise encumber of any or all of its other assets not including the Collateral, other than (i) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith and with due diligence by appropriate proceedings, and as to which the Borrower shall, if appropriate under generally accepted accounting principles, have set aside on its books and records adequate reserves; (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to Secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;
(iii) any liens and security interests in favor of the Lender under the Financing Agreements; (iv) a security interest or mortgage lien on the real and personal property interests of Borrower securing indebtedness permitted pursuant to Section 7.3(iii); (v) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property; and
(vi) purchase money security interests granted in connection with the purchase of new equipment securing obligations as provided in Section 7.3(iv).

   7.3 Indebtedness/Capital Expenditures. The Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, nor incur capital expenditures, including leases, except (i) the Liabilities; (ii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrower is contesting in good faith and with due diligence the amount of ability thereof by appropriate proceedings, and then only to the extent that the Borrower has set aside on its books adequate reserves therefor, if appropriate, under generally accepted accounting principles; (iii) obligations represented by the industrial revenue bonds issued by the Oklahoma industrial Authority in an aggregate principal amount not to exceed $4,500,000.00 to finance capital expenditures for the completion of the new facility located at I44 and S. 119th Street, Oklahoma City, Oklahoma; and (iv) purchase of new equipment not to exceed $1,600,000.00 in the aggregate.
   7.4 Expansions. Consolidations. Mergers or Acquisitions. The Borrower shall not recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person.
   7.5 Investments or Loans. The Borrower shall not make or permit to exist investments or loans in or to any other Person, except investments in Cash Equivalent Investments and loans made to employees in the ordinary course of business not to exceed $10,000.00.

   7.6 Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the Purpose of paying or discharging any indebtedness or obligation of such other person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

   7.7 Amendment of Certificate of Incorporation or By-Laws. The Borrower Shall not amend its Certificate of Incorporation or By-Laws except in the ordinary course of the Borrower's business.

   7.8 Creation of Subsidiary. The Borrower shall not create any subsidiary of the Borrower or transfer any assets of the Borrower to any subsidiary or any affiliate of the Borrower.

8. DEFAULT. RIGHTS AND REMEDIES OF THE LENDER.

   8.1 Liabilities. In the event a Default described in clause (8) of the definition of "Default" shall exist or occur, all of the Liabilities shall automatically, without notice or grace period of any kind, be immediately due and payable; and in the event any other Default shall exist or occur, any or all of the Liabilities may, at the option of the Lender but subject to the provisions of the Credit Purchase Agreement, and after applicable grace period and without demand or notice of any kind, be declared, and thereupon shall become, immediately due and payable.

   8.2 Rights and Remedies Generally. In the event of a Default, the obligation of the Lender to make further advances under the Revolving Loan shall terminate and the Lender shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and none exclusive, to the extent permitted by law. In addition to all such rights and remedies, Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Lender may, in its sole discretion, cause the Collateral to remain on the Borrower's premises, at Borrower's expense, pending sale or other disposition of the Collateral. The Lender shall have the right to conduct such sales on the Borrower's premises, at Borrower's expense, or elsewhere, on such occasion or occasions as Lender may see fit.

   8.3 Entry Upon Premises and Access to Information. In the event of a Default, Lender shall have the right to enter upon the premises of the Borrower where the Collateral is located (or is believed to be located) without any obligation to pay rent to the Borrower, or any other place or places where the Collateral is believed to be located and kept, and render the Collateral temporarily unusable or remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order effectively to collect or liquidate the Collateral, and/or Lender may require the Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender. In the event of a Default, Lender shall have the right to obtain access to Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Lender deems appropriate; and Lender shall have the right to notify post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and to receive, open and properly distribute all mail addressed to Borrower.

   8.4 Sale or Other Disposition of Collateral by Lender. Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is deposited in the United States mails, postage prepaid certified mail, return receipt requested, and duly addressed to the Borrower at the address specified in Section 9.13, at least ten (10) calendar. days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys' and paralegal fees and legal expenses incurred by Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities including, without limitation, the Liabilities described in Sections 6.5 and 9.2. Lender shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender's security interest in the Collateral until the Liabilities are fully paid. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral or completing scheduled deliveries to customers of Borrower and including, without limitation, the Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit until the Liabilities are paid. 8.5 Waiver of Demand. Demand, presentment, protest, notice of protest, and notice of nonpayment are hereby waived by the Borrower. The Borrower also waives the benefit of all valuation, appraisal and exemption laws.

   8.6 Collections Received by the Borrower and Its Affiliates. From and after a Default, the Borrower and any affiliates, subsidiaries, directors, officers, employees, agents or those Persons acting for or in concert with Borrower shall, acting as agent for Lender, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of Borrower or any affiliates, subsidiaries, shareholders, directors, officers, employees, agents or those Persons acting for or in concert the Borrower and, immediately upon receipt thereof, Borrower shall remit the same, or cause the same to be remitted, in the form received, to Lender, at Lender's address set forth in Section 9.13.

9. MISCELLANEOUS.

   9.1 Waiver. Lender's failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not constitute a waiver, or affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default by the Borrower on any occasion under this Agreement or any of the other Financing Agreements shall not suspend, constitute a waiver or affect any other Default by the Borrower under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Default by the Borrower under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and directed to the Borrower specifying such suspension or waiver.

   9.2 Costs and Attorneys' Fees. If at any time or times after the Execution Date Lender employs counsel in connection with protecting or perfecting the Lender's security interest in the Collateral or collecting the Liabilities or in connection with any matters contemplated by or arising out of this Agreement or any of the Financing Agreements then the Borrower shall pay all of the reasonable attorneys' and paralegals' fees, expenses, charges and costs arising pursuant thereto and such fees, expenses, charges and costs, together with interest at the pre-default rate prescribed in Section 2.4, shall be part of the Liabilities, payable on demand and secured by the Collateral, provided that in the event litigation enforcement of the parties' rights under this Agreement, such fees, expenses, charges and costs shall be payable by the non-prevailing party.


9.3 Expenditures by Lender. In the event the Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof, required to pay, or fails to keep the Collateral free from other security interests, liens, claims, charges or other encumbrances, except as permitted herein, Lender may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the post-default rate prescribed in Section 2.4, shall be part of the Liabilities, payable on demand and secured by the Collateral.

   9.4 Custody and Preservation of Collateral. Lender shall be deemed to have .exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

   9.5 Reliance by the Lender. All covenants, agreements, representations and warranties made herein by the Borrower shall, notwithstanding any investigation by Lender or OG&E, be deemed to be material to and to have been relied upon by the Lender and OG&E.

   9.6 Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include a reference to the successors and assigns of the Borrower and the successors and assigns of Lender. The Borrower shall not, without the prior written consent of Lender and OG&E, assign or delegate any of its rights or obligations hereunder or any part of the Liabilities to any other Person. The Lender shall be allowed to assign its rights and obligations hereunder and the other Financing Agreements without the prior written consent of the Borrower,

   9.7 Applicable Law: Severability. This Agreement shall be construed in all respects in accordance with, and governed by, all of the provisions of the Code and by the other laws of the State of Oklahoma. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

   9.8 Submission to Jurisdiction. The Lender and the Borrower hereby consent to the jurisdiction of any local, state or federal court located within the State of Oklahoma and waive any objection which either may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

9.9 Application of Payments. From and after the occurrence of a Default, notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.
9.10 Marshalling: Payments Set Aside. Lender shall be under no obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to Lender or Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

   9.11 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

   9.12 Continuing Effect. This Agreement, Lender's security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to Lender.

   9.13 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, shall be addressed to the Person to be notified as follows (or to such other address or addresses as may hereafter be furnished in writing by the Person to be notified):

(i)   If to Lender at:

Boatmen's National Bank of Oklahoma
211 North Robinson Avenue
P. O. Box 25189
Oklahoma City, Oklahoma 73125-0189
Attention: Sue Anderson, Vice President

with a copy to:

Phillips McFall McCaffrey McVay & Murrah, P.C.
12th Floor, One Leadership Square
211 North Robinson Avenue
Oklahoma City, Oklahoma 73102
Attention: D. Keith McFall

(ii)   If to the Borrower at:

Tower Tech, Inc.
P. O. Box 1838
Chickasha, Oklahoma 73023
Attention: Chief Financial Officer

with a copy to:

Hartzog Conger & Cason
1600 Bank of Oklahoma Plaza
201 Robert S. Kerr
Oklahoma City, Oklahoma 73102
Attention: John D. Robertson

(iii)  If to OG&E at:

Oklahoma Gas and Electric Company
101 North Robinson
Oklahoma City, Oklahoma 73101
Attention: Treasurer

and notice shall be deemed to have been validly served, given or delivered on (i) the date of delivery, if delivered in person, (ii) the third Business Day after deposit in the United States mails, if delivered by certified mail, return receipt requested, (iii) the first Business Day after delivery to the courier, if delivered by private overnight courier service, or (iv) upon actual receipt thereof, if delivered in any other manner.

   9.14 Participations. Lender may sell participations in all or in part of the Revolving Loan or any part thereof, to any bank or entity, subject to the limitations set forth in the Credit Purchase Agreement. The terms of the participations and rights of any participant under this Agreement, the Revolving Note, or any other document delivered in connection herewith shall be governed by a participation agreement between the Lender and such participant. All amounts payable by the Borrower hereunder shall be made as if Lender had not sold such participation. Lender may furnish any information in possession of Lender and concerning the Borrower from time to time to participants or prospective participants.

9.15 Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Lender and any participant in the Revolving Loan are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, including, but not limited to, certificates of deposit, whether matured or unmatured but not including trust accounts) and any other obligations at any time held or owing by Lender to or for the credit or the account of the Borrower against and on account of the Liabilities.

   9.16 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the matters contained in this Agreement, and supersedes all other agreements among and representations by the parties with respect to such matters.

   9.17 Amendment and Modification. This Agreement may be amended or modified only by a writing executed and delivered by Borrower, Lender and OG&E.

   9.18 Third Party Beneficiary. This Agreement and the other Financing Agreements inures to the benefit of OG&E and OG&E shall be a third party beneficiary for all purposes hereof and thereof.

9.19 Time of the Essence. Time is of the essence of this Agreement.

   IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

"LENDER":  BOATMEN'S NATIONAL BANK OF OKLAHOMA


Sue Anderson, Vice President


"BORROWER" :  TOWER TECH, INC., an Oklahoma corporation


Charles D. Whitsitt, Chief Financial Officer

Exhibit "A"


REVOLVING PROMISSORY NOTE


$3,800,000.00              September 26, 1996      Oklahoma City, Oklahoma

   For value received, TOWER TECH, INC., an Oklahoma corporation ("Maker"), promises to pay to the order of BOATMEN'S NATIONAL BANK OF OKLAHOMA, P. O. Box 25189, 211 North Robinson Avenue, Oklahoma City, Oklahoma, 73125-0189 ("Lender"), on or before January 31, 1997, the principal sum of Three Million Eight Hundred Thousand and No/100 Dollars ($3,800,000.00), or so much thereof as shall be disbursed, together with interest thereon from the date of funding at the rates hereinafter specified, payable as follows:

   The unpaid principal amount from time to time outstanding under this Note shall bear interest from the date hereof at the following rates per annum: (a) prior to maturity, at a rate equal to the 30 Day LIBOR, as hereinafter defined, plus one percent (1.00%), from time to time in effect; and (b)) after maturity of any installment, whether by acceleration or otherwise, until paid at a rate equal to the sum of (i) five percent (5.00%) plus (ii) the 30 Day LIBOR from time to time in effect plus (iii) one percent (1.00%).

   "30 Day LIBOR" shall mean the one month rate, as reported in the "Money Rates" section of The Wall Street Journal (Southwest Edition) as the average of interbank offered rates for dollar deposits in the London market based on quotations at five major banks, one (1) business day before the last day of each one month interest period under this Note, and shall remain in effect for the next one month interest period. As of September 20, 1996, the 30 Day LIBOR was 5 1/2%. Lender may, from time to time, extend credit to anyone at rates of interest varying from, and having no relation to, the 30 Day LIBOR.

   Accrued interest shall be payable monthly beginning September 30, 1996 and on the last day of each month thereafter, through and including the Maturity Date, at which time all outstanding principal and interest shall become due and payable.

   Interest shall be computed on the actual number of days elapsed on the basis of a 360 day year.


   Payments of both principal and interest are to be made in the lawful money of the United States of America.

   This Note is executed pursuant and subject to the terms and provisions of that certain Credit Agreement of even date herewith by and between Maker and Lender (the "Credit Agreement"), to which reference is made for a statement of such terms and provisions, including, without limitation, those under which the indebtedness evidenced by this Note may be declared to be immediately due and payable. Unless otherwise defined, the terms used herein have the meanings provided in the Credit Agreement. This Note is secured pursuant to the Credit Agreement, the Security Agreement and the other Financing Agreements referred to therein, and reference is made thereto for a statement of additional terms and provisions.

   The Maker shall have the right to prepay this Note in whole or in part at any time and from time to time without premium or penalty, but with interest to the date of payment on the amount prepaid. All payments under this Note shall be applied first to any accrued interest and then to principal.

   The Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder's rights hereunder, the Maker shall pay to the holder hereof its reasonable attorney's fees, together with all court costs and other expenses reasonably incurred and paid by such holder.

   The Maker, OG&E, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment. Said parties consent to any extension of time (whether one or more) of payment hereof, any renewal (whether one or more) hereof, and any release of any party liable for payment of this obligation. Any such extension, renewal or release may be made without notice to such party and without discharging said party's liability hereunder.

   The failure of the holder hereof to exercise any of the remedies or options set forth in this Note or in any instrument securing payment hereof, upon the occurrence of one or more events of default, shall not constitute a waiver of the right to exercise the same or any other remedy at any subsequent time in respect to the same or any other event of default. The acceptance of the holder hereof of any payment which is less than the total of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing remedies or options at that time or any subsequent time, or nullify any prior exercise of any such remedy or option, without the express consent of the holder hereof, except as and to the extent otherwise provided by law.

   It is the intention of the Maker and Lender to comply strictly with all applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Note or other documents require the payment or permit the collection of an aggregate amount of interest in excess of the maximum amount permitted by any laws which may apply to this transaction, including the laws of the State of Oklahoma.

   If any such excess of interest is contracted for, charged or received under this Note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or if the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or if all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest (including all amounts payable hereunder or in connection with the loan evidenced hereby which are not denominated as interest but which constitute interest under applicable laws) contracted for, charged or received under this Note shall exceed the maximum amount of interest permitted by the applicable usury laws, as now or hereafter enacted, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither the Maker hereof nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by the applicable usury laws, as now or hereafter enacted, (c) any such excess interest which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or, if this Note shall have been paid in full, refunded to Maker, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by the holder or holders hereof in connection with such loan.

   The Maker and Lender intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of Maker and Lender under the remainder of this Note shall continue in full force and effect.

   The records of the holder of this Note shall be prima facie evidence of the amount owing on this Note. This Note may be assigned by holder without the prior consent of Maker.

This Note is made under and governed by the laws of the State of Oklahoma.

   IN WITNESS WHEREOF, the undersigned Maker has executed this instrument effective the 26th day of September, 1996.

"MAKER":            TOWER TECH, INC.


By:
   Charles D. Whitsitt, Chief Financial Officer


STATE OF OKLAHOMA

                     ss. COUNTY OF OKLAHOMA


   This instrument was acknowledged before me this day of September, 1996, by Charles D. Whitsitt as Chief Financial Officer of Tower Tech, Inc.


Notary Public

My Commission Expires:


[SEAL]

Exhibit "B"

CREDIT PURCHASE AGREEMENT

   THIS CREDIT PURCHASE AGREEMENT (this "Agreement") is made effective as of the 26th day of September, 1996, by and between OKLAHOMA GAS AND ELECTRIC COMPANY, an Oklahoma corporation ("OG&E"), having a notice address at 101 North Robinson, Oklahoma City, Oklahoma, 73101 and BOATMEN'S NATIONAL BANK OF OKLAHOMA (the "Bank"), having a notice address at 211 North Robinson, Post Office Box 25189, Oklahoma City, Oklahoma, 73125-0189.

WITNESSETH:

   WHEREAS, simultaneously with the execution of this Agreement and pursuant to that certain Credit Agreement of even date herewith (the "Credit Agreement"), the Bank has committed to extend a revolving loan in an aggregate principal amount up to Three Million Eight Hundred Thousand and No/100 Dollars ($3,800,000.00) (the "Revolving Loan"), to Tower Tech, Inc., an Oklahoma corporation (the "Borrower");

   WHEREAS, this Agreement is executed and delivered to the Bank by OG&E to induce the Bank to make the Revolving Loan to Borrower in satisfaction of a material condition precedent to such extension of credit by the Bank; and

   WHEREAS, unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as used in the Credit Agreement.

   NOW, THEREFORE, in consideration of the Revolving Loan by the Bank to the Borrower, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration not recited in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   1. In the event the Borrower fails to pay any of the Liabilities on the date such Liabilities are due, including, without limitation, at the maturity of the Revolving Loan (collectively, a "Monetary Default"), OG&E will, within five days of written notice from the Bank of the occurrence of a Monetary Default and demand for payment of the Liabilities pursuant to this Section 1, pay to the Bank the full amount of the Liabilities outstanding under the Credit Agreement, including all outstanding principal and accrued and unpaid interest thereunder, and thereby purchase the following (collectively, the "Credit"): (i) all of the Bank's right, title, interest and obligation in, to and under the Credit Agreement, the Revolving Loan and the other Financing Agreements, and (ii) all of the Bank's right, title and interest in, to and under all other instruments evidencing or securing the Revolving Loan and the Liabilities and any and all collateral of the Borrower in the possession of the Bank and held as security under the Credit Agreement or the other Financing Agreements. The Bank hereby agrees, upon the receipt of payment in full of all Liabilities outstanding under the Credit Agreement from OG&E, to simultaneously transfer, assign and convey the Credit to OG&E without recourse or warranty other than that the Bank has good and valid title thereto free and clear of any liens, claims (of parties other than the Borrower or OG&E, and encumbrances. The Bank makes no representations or warranties as to the title, condition or location of the Collateral.

   2. Upon the occurrence of a Default, other than a Monetary Default, the Bank agrees to obtain the written consent of OG&E prior to exercising and enforcing the Bank's rights and remedies against the Borrower under the Credit Agreement and the other Financing Agreements, provided, however, upon the occurrence of a Monetary Default, the Bank may, subject to the terms hereof, at the Bank's option, (i) proceed to enforce this Agreement directly against OG&E without first proceeding against the Borrower or any other person liable for payment or performance under the Financing Agreements and without first proceeding against or exhausting any collateral now or hereafter held by the Bank to secure payment or performance under the Financing Agreements, and (ii) if upon notice as provided in Section 1. OG&E fails to perform its obligations as provided in
Section 1 or if OG&E otherwise consents in writing, exercise and enforce all of its rights and remedies against the Borrower under the Credit Agreement and the other Financing Agreements.

   3. OG&E's obligations under this Agreement are an absolute, unconditional, continuing obligation to purchase the Credit, provided that OG&E's obligations hereunder and the Bank's rights hereunder will terminate upon payment in full of all of the Liabilities owing to the Bank.

   4. OG&E agrees that OG&E's liability hereunder will not be released, reduced, impaired or affected by the occurrence of any one or more of the following events: acceptance of guarantors or endorsers; the Bank's obtaining collateral from the Borrower or any other person to secure payment or performance under the Financing Agreements; the assumption of liability by any other person (whether as guarantor or otherwise) for payment or performance under the Financing Agreements; any non-material modifications, waivers or releases under the Financing Agreements by the Bank; insolvency, bankruptcy, reorganization, discharge, waiver or other exoneration of the Borrower or any other person now or hereafter liable for payment or performance under the Financing Agreements through court order or judgment; the failure, delay, waiver or refusal by the Bank to exercise any right or remedy held by the Bank under the Financing Agreements; the sale, encumbrance, transfer or other modification of the ownership of the Borrower or the Borrower's assets or the change in the financial condition or management of the Borrower; the invalidity, unenforceability or insufficiency of any one or more of the Financing Agreements or any collateral securing payment or performance thereunder; or the failure of OG&E to receive notice of any one or more of the foregoing actions or events. In order to hold OG&E liable hereunder, there shall be no obligation on the part of the Bank, at any time, to resort to the Borrower or any guarantor for payment, to seek or obtain a deficiency judgment against the Borrower or to proceed against any security or collateral for the Borrower's obligations under the Financing Agreements. Subject to the provisions and restrictions of Section 2 hereof, Bank shall have the absolute, unconditional and continuing right to enforce this Agreement irrespective of whether or not other proceedings or steps are being taken against any property securing the Borrower's obligations under the Financing Agreements or any other party primarily or secondarily liable on any of Borrower's obligations under the Financing Agreements, OG&E expressly and voluntarily waives and relinquishes all set offs, rights and remedies accorded by applicable law, including, without limitation, any and all offsets, set offs, rights, remedies or defenses with the exception of those arising out of a breach of this Agreement by the Bank.

5. Except with respect to the notice to be given pursuant to Section 1 hereof, OG&E hereby waives diligence, presentment, protest, notice of dishonor, demand for payment, notice of nonpayment or nonperformance, notice of acceptance of this Agreement and all other notices of any nature in connection with the exercise of the Bank's rights under this Agreement. OG&E agrees that any rights which OG&E might now or hereafter hold against the Borrower will be subordinate, junior and inferior to all rights which the Bank might now or hereafter hold against the Borrower.

   6. OG&E shall have the right, to be exercised at any time after the date hereof in its sole discretion, to pay to the Bank the full amount of the Liabilities outstanding under the Credit Agreement and thereby purchase the Credit. The Bank agrees, upon receipt of payment in full of all Liabilities outstanding under the Credit Agreement to simultaneously transfer, assign and convey the Credit to OG&E without recourse or warranty [other than that Bank has good and valid title thereto free and clear of any liens, claims (of parties other than the Borrower and OG&E), and encumbrances].

   7. This Agreement is solely for the benefit of the parties to this Agreement, and the parties do not intend to create any third-party beneficiary rights on any other parties, including without limitation, the Borrower.

   8. Following a Monetary Default and OG&E's failure to perform under this Agreement, nothing herein contained will limit the Bank in exercising any rights held under any one or more of the Financing Agreements executed pursuant to the Credit Agreement and the Bank will be entitled to selectively and successively enforce any one or more of the rights held by the Bank and such action will not be deemed a waiver of any other right held by the Bank. Subject to Section 2 hereof, all of the remedies of the Bank under this Agreement and the Credit Agreement are cumulative and not alternative.

   9. OG&E will also pay or reimburse the Bank for all outstanding fees, costs or expenses owed by the Borrower to the Bank, and all costs and legal fees of the Bank for the transfer and assignment of the Credit in accordance with this Agreement or incurred in the enforcement hereof.

   10. The Bank agrees to promptly execute and deliver to OG&E all further documents and instruments reasonably requested by OG&E in order to effect the intent of this Agreement and to obtain the full benefit of this Agreement, including the execution and delivery of any necessary assignments and transfers relating to the Credit.

   11. The Bank agrees not to amend, or waive any material provision of, the Credit Agreement or any other Financing Agreements without the prior written consent of OG&F and shall not release all or any material portion of the Collateral without the prior written consent of OG&E. OG&E hereby acknowledges that the Collateral is subject to the Permitted Exceptions.

   12. The execution and delivery by OG&E of this Agreement and the performance of OG&E's obligations hereunder: (i) are within OG&E's corporate powers; (ii) are duly authorized by OG&E's Board of Directors;
(iii) are not in contravention of the terms of OG&E's Certificate of Incorporation or By-Laws, or of any indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or undertaking to which OG&E is a party or by which OG&E or any of its property is bound;
(iv) do not, as of the execution hereof, require any governmental consent, registration or approval which has not been obtained; (v) do not contravene any governmental restriction binding upon OG&E; and (vi) will not, except as contemplated herein, result in the imposition of any lien, claim, charge, security interest or other encumbrance upon any property of OG&E under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which OG&E is a party or by which it or any of its property may be bound or affected.

   13. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, shall be addressed to the Person to be notified as follows (or to such other address or addresses as may hereafter be furnished in writing by the Person to be notified):

(i)   If to Bank at:

      Boatmen's National Bank of Oklahoma
       211 North Robinson Avenue
      P. O. Box 25189
      Oklahoma City, Oklahoma 73125-0189
       Attention: Sue Anderson, Vice President

(ii)  If to OG&E at:

      Oklahoma Gas and Electric Company
       101 North Robinson
      Oklahoma City, Oklahoma 73101
       Attention: Treasurer

and notice shall be deemed to have been validly served, given or delivered on (i) the date of delivery, if delivered in person, (ii) the third Business Day after deposit in the United States mails, if delivered by certified mail, return receipt requested, (iii) the first Business Day after delivery to the courier, if delivered by private overnight courier service, or (iv) upon actual receipt thereof, if delivered in any other manner.

   14. OG&E covenants and agrees that, so long as any Liabilities remain outstanding under the Credit Agreement and the other Financing Agreements, OG&E will cause to be furnished to Bank a copy of its most current Form 10-Q as filed with the Securities and Exchange Commission.

   15. This Agreement has been negotiated, executed and delivered in conjunction with the loan to be made in Oklahoma County, Oklahoma and this Agreement is intended to be construed in accordance with the laws of the State of Oklahoma. OG&E consents to the venue and jurisdiction of any state or federal court sitting in the State of Oklahoma in any action arising under this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect or application for any reason, such invalidity, illegality or unenforceability will not affect any other provisions herein contained and such other provisions will remain in full force and effect. This Agreement will be binding on OG&E and all successors and assigns of OG&E and will inure to the benefit of the Bank and all successors and assigns of the Bank.

   16. OG&E consents to the assignment of all or any portion of the rights of the Bank hereunder in connection with any assignment of the rights of the Bank under the Financing Agreements, provided that OG&E receives reasonable prior notice of such assignment if such assignment is outside the Bank's banking group. OG&E may at any time assign its rights and obligations under this Agreement to OG&E Energy Corp. ("Parent"), provided. however. that such assignment shall be null and void and of no effect unless: (i) Parent enters into the Assignment and Assumption Agreement attached hereto as Exhibit "A" (the "Assumption"); (ii) Bank has received copies of a Certificate of Good Standing for the Parent and the Certificate of Incorporation of the Parent, together with all amendments, from the appropriate governmental officer in its jurisdiction of incorporation;
(iii) Bank has received copies, certified by the secretary or assistant secretary of Parent of its Bylaws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of the Assumption and this Agreement; (iv) Bank has received an incumbency certificate authorized by the secretary or assistant secretary of Parent, which will identify by name and title and bear the signatures of the officers of Parent authorized to sign the Assumption, upon which certificate Bank will be entitled to rely until informed of any change in writing by Parent; (v) Bank has received a favorable opinion from legal counsel for Parent having the same form and content as the Rainey, Ross, Rice & Binns opinion of even date herewith issued on behalf of OG&E, including, without limitation, Parent's authority to execute and deliver the Assumption and be bound by the terms of this Agreement; and (vi) Parent's commercial paper is rated A-l+ or better by Standard and Poor's Corporation or P1 or better by Moody's Investors Service, Inc. at the time of the Assumption. This Agreement cannot be amended except by an agreement in writing signed by OG&E and the Bank.

   IN WITNESS WHEREOF, OG&E and Bank have duly executed this Agreement effective as of the date first above written in multiple counterpart copies, each of which executed counterparts shall be deemed an original for all purposes and all of which executed counterparts shall constitute but one and the same instrument.

"OG&E": OKLAHOMA GAS AND ELECTRIC COMPANY, an Oklahoma corporation


                    By:
          James R. Hatfield, Treasurer

"BANK":             BOATMEN'S NATIONAL BANK OF OKLAHOMA


                    By:
          Sue Anderson, Vice President


STATE OF

                     ) SS. COUNTY OF


   This instrument was acknowledged before me this 26th day of September, 1996,by James R. Hatfield as Treasurer of Oklahoma Gas and Electric Company, an Oklahoma corporation.


Notary Public
My Commission Expires:

(SEAL)


STATE OF
                     ) SS. COUNTY OF

   This instrument was acknowledged before me this day of September, 1996, by Sue Anderson, Vice President of Boatmen's National Bank of Oklahoma.


Notary Public
My Commission Expires:

(SEAL)

Exhibit "A"

ASSIGNMENT AND ASSUMPTION AGREEMENT


   This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment and
Assumption Agreement") is entered into and effective the         , 19 ,
among Oklahoma Gas and Electric Company, an Oklahoma corporation (the "Utility"), OGE Energy Corp., an Oklahoma corporation (the "Parent"), and Boatmen's National Bank of Oklahoma (the "Bank).

   WHEREAS, the Utility is a party to that certain Credit Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the "Credit Purchase Agreement") dated as of September 26, 1996 between the Utility and the Bank.

   WHEREAS, the Utility is hereby assigning to the Parent all of the Utility's rights and obligations under the Credit Purchase Agreement; and

   WHEREAS, the Parent has agreed to become a party to the Credit Purchase Agreement, to be bound by all of the terms thereof and to perform all of the obligations of the Utility thereunder.

   NOW, THEREFORE, in consideration of the promises herein made and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

   1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Purchase Agreement.

   2. Assignment and Delegation. As of the date hereof, the Utility hereby irrevocably (i) assigns, transfers and conveys to the Parent all of the Utility's rights, title and interest in and to the Credit Purchase Agreement, and (ii) delegates to the Parent all of its obligations and liabilities under the Credit Purchase Agreement.

   3. Assumption. As of the date hereof, the Parent hereby accepts the foregoing assignment and delegation and agrees to assume and be bound by all of the terms of, and to undertake all of the obligations and liabilities of the Utility contained in, the Credit Purchase Agreement to the same extent as if the Parent were a party to the Credit Purchase Agreement. The Parent hereby agrees and confirms that it shall be a party to the Credit Purchase Agreement and all references to "OG&E" in the Credit Purchase Agreement shall refer to the Parent. The Parent hereby ratifies and confirms all previous action taken or instructions given by the Utility under the Credit Purchase Agreement.

   4. Release of Utility. Simultaneously with the effectiveness of this Assignment and Assumption Agreement, the Utility shall be released from its obligations under the Credit Purchase Agreement.

5. Representations. Warranties and Agreements of the Utility. The Utility hereby represents and warrants to the Parent and the Bank that this Assignment and Assumption Agreement has been duly executed and delivered by the Utility and, assuming due authorization, execution and delivery by the Parent, constitutes a legal, valid and binding obligation of the Utility.

   6. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Utility and the Bank that (i) this Assignment and Assumption Agreement has been duly executed and delivered by the Parent and, assuming due authorization, execution and delivery by the Utility, constitutes a legal, valid and binding obligation of the Parent,
(ii) the Parent has the requisite corporate power and authority to enter into and carry out the transactions contemplated by this Assignment and Assumption Agreement and the Credit Purchase Agreement, (iii) each of the Utility and the Parent has performed in all material respects all agreements and satisfied all conditions which the Credit Purchase Agreement provides shall be performed by it on or before the date hereof, and (iv) the representations and warranties contained in Section 12 of the Credit Purchase Agreement are true and correct as to the Parent as of the date hereof.

   7. Further Assurances. Each party hereto agrees that from time to time after the date hereof, it shall execute and deliver or cause to be executed and delivered such instruments. documents and papers, and take all such further action as may be reasonably required in order to consummate more effectively the purposes of this Assignment and Assumption Agreement and to implement the transactions contemplated hereby.

   8. Amendment. No waiver, modification or amendment of any provision of this Assignment and Assumption Agreement shah be effective unless it is in writing and signed by the Utility, the Parent and the Bank.

   9. GOVERNING LAW. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA.

   10. Counterparts. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed and delivered on the day and year first above written.

OKLAHOMA GAS AND ELECTRIC COMPANY


By: Title:
OGE ENERGY CORP.


By: Title:


BOATMEN'S NATIONAL BANK OF OKLAHOMA


By: Title:

Exhibit "C"

REOUEST FOR ADVANCE

(Tower Tech, Inc.)

   Reference is made to that certain Credit Agreement ("Credit Agreement") between TOWER TECH, INC., an Oklahoma corporation (the "Borrower"), and BOATMEN'S NATIONAL BANK OF OKLAHOMA ("Bank") dated September 26th 1996. Terms which are defined in the Credit Agreement and which are used but not defined herein shall have the meanings given them in the Credit Agreement.

   Pursuant to the terms of the Credit Agreement, the Borrower and Oklahoma Gas and Electric Company ('OG&E") hereby request Bank to advance funds to the Borrower under the Revolving Note in the principal amount of $ _______, which sum the Borrower is entitled to pursuant to the terms of the Credit Agreement.

The Borrower hereby certifies that:

   1. To the best of Borrower's knowledge, the representations and warranties set forth in all Financing Agreements are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof.

   2. To the best of Borrower's knowledge, there does not exist on the date hereof any condition or event which constitutes a Default under any of the Financing Agreements.

   3. To the best of Borrower's knowledge, the Borrower has performed and complied with all agreements and conditions in the Credit Agreement required to be performed or complied with by the Borrower on or prior to the date hereof and each of the conditions precedent to an additional advance under the Revolving Note contained in the Credit Agreement has been satisfied.

   4. As of the date hereof, there has been no material adverse change in the financial condition of the Borrower or from the date of the Credit Agreement and the Borrower is not the subject of any bankruptcy, reorganization or insolvency proceeding.

   5. To the best of Borrower's knowledge, there is no action, suit or administrative proceeding pending or threatened, affecting the Borrower, at law or in equity, before any federal, state, municipal or other governmental agency or authority which involves the likelihood of any liability which would result in any material adverse change in the business operations, properties or condition (financial or otherwise) of the Borrower.

   6. To the best of Borrower's knowledge, the Borrower is not in default with respect to any order, writ, injunction or other decree by a court or any other governmental agency or authority.

7. To the best of Borrower's knowledge, the execution, delivery and performance of the documents to be executed in connection with the disbursement under the Revolving Note will not constitute a violation of or a default under any other agreement by which the Borrower is bound.

IN WITNESS WHEREOF, the undersigned have executed this instrument this ___day of 1996.

"BORROWER":             TOWER TECH, INC.


                        By:                         Its:


"OG&E":                 OKLAHOMA GAS & ELECTRIC COMPANY, a
                        Oklahoma corporation


                        By:
                   ,Treasurer

Exhibit "D"


Monthly Report

TOWER TECH, INC., an Oklahoma corporation


[DATE]

Boatmen's National Bank of Oklahoma 211 North Robinson
P. O. Box 25189
Oklahoma City, Oklahoma 73125-0189

Attention: Sue Anderson, Vice President

Dear Sue:

   This Certificate is submitted in compliance with the requirements of
Section 3.1 of that certain Credit Agreement entered into effective September 26th 1996 (the "Agreement"), by and between TOWER TECH, INC., an Oklahoma corporation (the "Borrower"), and BOATMEN'S NATIONAL BANK OF OKLAHOMA (the "Bank"). Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Agreement. By execution hereof, the undersigned officer or other authorized representative of the Borrower, certifies that: (i) no Default or Event of Default has occurred or is continuing or, if a Default or Event of Default has occurred during such month, a description of such Default or Event of Default and of the actions the Borrower has taken and intends to take to cure the same has been attached hereto; (ii) all representations and warranties contained in the Agreement or any of the Loan Documents remain as materially true and correct on this date as when they were originally submitted to the Bank; (iii) attached hereto as Schedule "A" is the most current Accounts Trial Balance; and (iv) the outstanding principal balance of the Revolving Loan is $

This information is submitted as of the date and year first above written.

Sincerely,

TOWER TECH, INC.


By: Title:

Exhibit "E"

HARTZOG CONGER & CASON
A PROFESSIONAL CORPORATION
LAWYERS
600 BANK OF OKLAHOMA PLAZA
201 ROBERT S. KERR
OKLAHOMA CITY OKLAHOMA 73102
(405)235-7000 FACSIMILE (405) 235-7329


September 26, 1996


Boatmen's National Bank
of Oklahoma
Boatmen's Plaza
211 North Robinson Oklahoma City, OK 73102

Attention: Sue Anderson, Vice President

Re: Credit Agreement dated September 26, 1996, between Tower Tech, Inc. and Boatmen's National Bank of Oklahoma

Dear Ms. Anderson:

   We have acted as counsel to Tower Tech, Inc. ("borrower') in connection with the above-referenced transaction. This opinion is delivered to you pursuant to Section 4(vi) of the Credit Agreement (the "Credit Agreement"), dared effective September 26, 1996, between Borrower and Boatmen's National Bank of Oklahoma ("Bank"). Except as otherwise specified in this opinion, all capitalized words and phrases used in this opinion are defined in the Credit Agreement and shall have the respective meanings ascribed to them therein.

   In our capacity as counsel to Borrower, and in connection with the opinions hereinafter expressed, we have examined the following documents and papers:

1. Certificate of Incorporation of Borrower, and all amendments thereto, issued by the Office of the Secretary of State of Oklahoma (the
"Certificate of Incorporation");

2. Bylaws of Borrower, dated September 23, 1993, as amended to date (the "Bylaws");

3.   Certificate of Corporate Secretary dated September 25, 1996;

4. Consent in Lieu of Meeting of the Board of Directors of Borrower dated September 24, 1996;

5. A Certificate (the "Certificate"), dated as of the date hereof, from the Borrower certifying the truth and accuracy of certain matters relating to the Borrower;

6.   The Credit Agreement;

7.   Revolving Promissory Note;

8.   Security Agreement; and

9. UCC-1 Financing Statement covering the Collateral executed by Borrower in favor of Bank.

   The documents and instruments set forth in subparagraphs 6 through 9 are sometimes herein collectively referred to as the "Loan Documents".

   We have also examined such questions of law and such other documents, data and records of or pertaining to Borrower furnished to us by Borrower as we deemed necessary, appropriate or advisable in order to give the opinions hereinafter set forth.

   In making our examination of the Loan Documents, we have assumed (except as to Borrower) (i) the due existence and good standing of each party thereto, (ii) that each such party had the power to enter into and perform all of its obligations thereunder, (iii) the due authorization by each such party of all requisite action, and (iv) the due execution and delivery of such document by each such party. We have also assumed the disbursement of the proceeds of the Loans under the Loan Documents and that the interest rate applicable to the Loans will not exceed 45% per annum.

   Based upon the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, it is our opinion that:

   1. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and, to our knowledge, is duly qualified and in good standing as a foreign corporation in all jurisdictions in which its present operations or the ownership of its properties require such qualification, except where the failure to be so qualified would not have a material adverse effect on the financial condition of Borrower or on the ability of the parties to consummate the transactions contemplated by the Loan Documents. Borrower has all requisite power and authority to carry on its business as such business is known to us to be conducted. The Loan Documents have been duly executed, authorized and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms and provisions.

   2. The execution, delivery and performance of the Loan Documents by Borrower does not and will not (a) conflict with, or result in a breach of the terms, conditions or provisions of or constitute a default under or result in any violation of the Certificate of Incorporation or the Bylaws of Borrower or, to our knowledge, any agreement, instrument, undertaking, judgment, decree, order, injunction, statute, law, rule or regulation to which Borrower is subject or by which Borrower's assets are bound or affected; (b) to our knowledge, result in the creation or imposition of any lien, charge, or encumbrance on, or security interest in, any property now or hereafter owned by Borrower pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Borrower is a party other than the obligations of Borrower in favor of the Bank created by the Loan Documents; or (c) to our knowledge, require any authorization, consent, license, approval or authorization of, or other action by, notice or declaration to, or registration with, any court or administrative or governmental body (domestic or foreign), or, to the extent any consent or other action may have been required, it has been validly procured or duly taken.
   3. To our knowledge, there are no actions, suits or proceedings pending or threatened against or affecting Borrower before any court or arbitrator or before any administrative agency or governmental authority which, if adversely determined, would have a materially adverse effect on the financial condition or business of Borrower.

   4. To our knowledge, Borrower is not in default with respect to any material agreement, instrument, undertaking, judgment, decree, order, writ, injunction, statute, law, rule, regulation, permit or license, which default has, or is likely to have, a material adverse effect on Borrower.

   In rendering the foregoing opinions, we have relied without independent investigation (other than various inquiries directed to our client regarding appropriate factual matters) upon the Certificate, a copy of which is attached hereto. Where reference is made in this letter to matters we know or which are within our knowledge. such reference means only that we do not know of any facts or circumstances contradicting the statement which ensues, and does not imply that we know that statement to be correct or have any basis (other than the documents referred to above and information obtained by us in the course of our representation of the Borrower) for that statement. Furthermore, the "knowledge" referred to is solely the actual knowledge of the attorneys of our firm who worked on the Loan Documents and does not include matters of which such attorneys could otherwise be deemed to have constructive knowledge, nor the knowledge of other attorneys in our firm.

Our opinion set forth in this letter as to the validity, binding effect and enforceability of the Loan Documents are specifically qualified to the extent that the validity, binding effect or enforceability of any obligations of Borrower under such documents, or the availability or enforceability of any of the remedies provided in such documents, may be subject to or limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other statutory or decisional laws, now or hereafter in effect, affecting the rights of creditors generally,
(ii) the exercise of judicial or administrative discretion in accordance with general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) the application by courts of competent jurisdiction of laws containing provisions determined to have a paramount public interest, (iv) your implied duty of good faith, and (v) the availability or enforceability of particular remedies, of exculpatory provisions and of waivers contained in the Loan Documents and the other agreements and instruments contemplated by the Loan Documents, which particular remedies, exculpatory provisions and waivers of rights may be limited by and are subject to equitable principles, applicable laws, rules, regulations, court decisions and constitutional requirements and the discretion of the court before which any proceeding for relief may be brought. We express no opinion as to the right of the Bank to accelerate the due date of the Loans made pursuant to the Loan Documents upon the happening of an immaterial breach of the Loan Documents (including material breaches of nonmaterial provisions thereof). Without limiting the foregoing, we express no opinion as to the availability of specific performance or other equitable remedies (with the exception of a foreclosure or similar action) as a remedy for noncompliance with the agreements of Borrower.

   We have not made or undertaken to make any independent investigation of the status of the title of the properties in which a lien or security interest is created by the Loan Documents and, accordingly, we express no opinion as to (i) the status of title to such properties, or (ii) the rank or priority of the liens and security interests intended to be created by the Loan Documents, or (iii) the existence of other liens, security interests or encumbrances on such properties, or (iv) whether the grant to Lender of a security interest in the Collateral conflicts with or will result in a breach of the terms, conditions or provisions of, or constitutes a default under, any agreement or instrument evidencing or relating to the Permitted Exceptions.

   We have also assumed the authenticity and accuracy of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to originals of all documents submitted to us as copies.

   We are licensed to practice in the State of Oklahoma only, and the foregoing opinions are based on and limited to the laws of the State of Oklahoma and the relevant federal laws.
This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person without our prior written consent, and no one other than you is entitled to rely on this opinion in any manner. The opinions expressed in this letter are based on the law as in effect on the date of this letter and are subject to any change in such law, including judicial and administrative interpretations which may occur or be reported subsequent to the date of this letter. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of changes, facts or circumstances that may hereafter be brought to our attention. Notwithstanding anything to the contrary herein, we hereby acknowledge and agree that your counsel, Phillips McFall McCaffrey McVay & Murrah, P.C., may rely upon this opinion, as may any and all participants in the Loans or any part thereof.

Respectfully submitted,

Hartzog Conger & Cason

Exhibit "F"

RAINEY. ROSS. RICE & BINNS
115 FIRST NATIONAL CENTER WEST
OKLAHOMA CITY, OKLAHOMA 73102-7495
TELEPHONE (405) 235-1356
FAX (401) 235-2340


September 26, 1996


Boatmen's First National Bank of Oklahoma 211 North Robinson
Post Office Box 25189
Oklahoma City, Oklahoma 73125-0189

Attention: Sue Anderson, Vice President

Re: Credit Agreement dated September 26, 1996 (the "Credit Agreement") by and between Tower Tech Inc., an Oklahoma corporation ("Borrower"), and Boatmen's First National Bank of Oklahoma ("Lender"); and Credit Purchase Agreement by and between Oklahoma Gas and Electric Company, an Oklahoma corporation ("OG&E"), and Lender.

Dear Ms. Anderson:

   We have acted as counsel to OG&E in connection with a revolving loan to be made by the Lender to the Borrower in the maximum principal amount of 163,800,000. Capitalized terms used in this opinion letter and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

   We have reviewed the Credit Agreement and the other Loan Documents, including the Credit Purchase Agreement, as defined in the Credit Agreement, and have also examined such other documents and made such inquiries in the Credit Agreement, and have also examined such other documents and made such inquiries as we deem necessary or appropriate for the purpose of these opinions.

   We have been furnished with certificates of officers of OG&E with respect to certain factual matters. We have relied upon such certificates and assurances from public officials as we have deemed necessary.

Based on our examination, we are of the following opinions:

   1. OG&E is a corporation validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to carry on its business as now conducted, to own its properties and to execute and deliver the Credit Purchase Agreement.

2. The execution, delivery and performance of the Credit Purchase Agreement by OG&E has been duly authorized by all necessary action in compliance with applicable law and the provisions of the Articles of Incorporation and By-laws of OG&E.

   3. The Credit Purchase Agreement has been duly executed and delivered by OG&E and constitutes the legal, valid and binding obligations of OG&E, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

   4. We have no knowledge of any approval, authorization, order, license, permit, franchise or consent of, or registration declaration or filing with any governmental authority or private entity which is required of OG&E in connection with the transactions covered by the Credit Purchase Agreement other than those already obtained by OG&E.

   5. Except as disclosed in OG&E's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and September 30, 1996 filed with the Securities and Exchange Commission, we have no knowledge of any action, suit or administrative proceeding pending or threatened against OG&E or its assets, at law or in equity, before any federal, state, municipal or other governmental agency or authority, which involves the significant likelihood of any liability which would result in any material adverse change in the business, operations, properties or condition (financial or otherwise) of OG&E.

   6. The execution, delivery and performance of the Credit Purchase Agreement will not constitute a violation of or a default under any other agreement of which we have knowledge and by which OG&E is bound.

   This opinion is limited to the application of the laws of the United States and the State of Oklahoma and we express no opinion as to the laws of any other jurisdiction.

   This opinion is furnished solely for your benefit in connection with the above transactions. This opinion may not be relied upon for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose without our prior written consent, provided this opinion may be provided to and relied upon by your counsel, Phillips, McFall, McCaffrey, McVay, & Murrah, P.C.

Very truly yours,

HUGH D. RICE